UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest event Reported): July 6, 2010

CHINA NUTRIFRUIT GROUP LIMITED
(Exact name of registrant as specified in its charter)

Nevada	001-34440	87-0395695
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

5th Floor, Chuangye Building, Chuangye Plaza
Industrial Zone 3, Daqing Hi-Tech Industrial Development Zone
Daqing, Heilongjiang 163316
People's Republic of China
(Address of principal executive offices)

(86) 459-8972870
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[  ]    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[  ]    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

ITEM 5.02.	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On July 3, 2010, Mr. Jinglin Shi resigned from all offices of China Nutrifruit Group Limited (the "Company") that he holds and from the board of directors of the Company, effective immediately. Mr. Shi’s resignation was due to personal and health reasons and not because of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

On July 3, 2010, the Company’s board of directors appointed current chairman of the board, Mr. Changjun Yu, age 37, as the chief executive officer and president of the Company, effectively immediately. In addition, on July 3, 2010, the Company’s board of directors appointed Mr. Jizeng Zhang, age 61, as a director of the Company, effective immediately, to fill the vacancy resulting from Mr. Shi’s resignation from the board.

The Company entered into an employment agreement with Mr. Yu. Under the terms of the employment agreement, the Company agreed to pay Mr. Yu an annual salary of RMB 600,000 (approximately $88,000). Mr. Zhang will not receive compensation for his role as the Company’s director. This brief description of the terms of the employment agreement is qualified by reference to the provisions of the agreement attached to this report as Exhibit 10.1.

Changjun Yu. Mr. Yu is the founder of the Company and has served as the chairman of the board of directors since the completion of the reverse acquisition of the Company’s direct, wholly-owned subsidiary Fezdale Investments Limited, a British Virgin Islands corporation, on August 14, 2008. Mr. Yu has been the Chairman of the Company’s indirect, wholly-owned subsidiary, Daqing Longheda Food Company Limited ("Longheda"), a Chinese corporation, since its formation in 2004. From 2001 to 2003, Mr. Yu was the vice president of sales of Haerbin Shengjinlai Economic and Technology Development Co. Ltd. From 1997 to 2000, he served as the vice president of production and then vice president of sales of Shandong Qingzhou Dajinxing Aviation Beverage Co. Ltd. Mr. Yu has over 14 years of experience in the food industry. Mr. Yu has not held any other public company directorship during the past five years.

Jizeng Zhang. Mr. Zhang joined the Company’s subsidiary Longheda in 2004 as the administration supervisor and was subsequently promoted to be the administrative officer in 2005. He is responsible for the Company’s daily administrative duties. Mr. Zhang has over 24 years of experience as a police officer in Inner Mongolia where his most recent position was the Head of Police Department at Da Yang Shu County, Inner Mongolia. From the experience of being the Head of Police Department, Mr. Zhang provided a very effective administrative control to the Company. Mr. Zhang has not held any other public company directorship during the past five years.

No family relationship exists between either Mr. Yu nor Mr. Zhang with any other director or executive officer of the Company nor each other.

There are no arrangements or understandings between Mr. Yu and any other persons pursuant to which he was selected as the chief executive officer and president. There are no arrangements or understandings between Mr. Zhang and any other persons pursuant to which he was selected as director. Except as disclosed under the Company’s annual report on Form 10-K for the fiscal year ended March 31, 2010, there are no transactions between either of Mr. Yu and Mr. Zhang and the Company that would require disclosure under Item 404(a) of Regulation S-K.

The Company’s press release regarding the matters described above is filed herewith as Exhibit 99.1.

ITEM 9.01.	Financial Statements and Exhibits.

(d)     Exhibits

Exhibit No.	Description

10.1	Employment agreement, dated July 3, 2010, between the Company and Changjun Yu.
99.1	Press Release, dated July 6, 2010

SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 6, 2010	CHINA NUTRIFRUIT GROUP LIMITED

By: /s/ Changjun Yu
Changjun Yu
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Employment agreement, dated July 3, 2010, between the Company and Changjun Yu.
99.1	Press Release, dated July 6, 2010